                            EXCLUSIVE LICENSE AGREEMENT


     THIS LICENSE AGREEMENT (the "Agreement") is made and is effective as of the 15th day of May, 1997, by and between RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY, having its statewide office of Corporate Liaison and Technology Transfer at P.O. Box 1179, ASB Annex II, Bevier Road, Piscataway, New Jersey 08855-1179, (hereinafter referred to as "Rutgers"), and Phytotech, Inc., a New Jersey corporation having a principal place of business at One Deer Park Drive, Suite 1, Monmouth Junction, NJ 08852 (hereinafter referred to as "Licensee").


                                      RECITALS


     WHEREAS, certain inventions relating to the development of phytoremediation technology were made in the course of research sponsored by Licensee at Rutgers, The State University of New Jersey, by Dr. Ilya Raskin, Dr. Michael Blaylock, Dr. Ilan Chet, Dr. Slavik Dushenkov, and Dr. David Salt (hereinafter "Inventors"); and

     WHEREAS, Licensee entered into a research agreement relating to the development of phytoremediation technology with Rutgers effective November 19, 1993 and amended by Modification No. 1 effective January 13, 1994 and Modification No. 2 effective December 7, 1994 ("Research Agreement I") which granted certain license option rights in the aforementioned inventions; and

     WHEREAS, Licensee is a "small business firm" as defined in 15 U.S.C. 632;
and

     WHEREAS, Licensee wishes to obtain certain rights from Rutgers for the commercial development, manufacture, use, and sale of certain inventions relating to phytoremediation, and Rutgers is willing to grant such rights on the terms and conditions set forth in this Agreement; and

     WHEREAS, Both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications and issued patents; and

     WHEREAS, Rutgers is desirous that the licensed property be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

     NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, and for and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

                                  1.  DEFINITIONS

     1.1 "Affiliate" means any corporation or business entity that directly or indirectly controls, is controlled by, or is under common control with Licensee to the extent of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors.

     1.2 "Data" means all information owned and/or controlled by Rutgers which is acquired by Licensee, its Affiliates or its sublicensees directly or indirectly from or through Rutgers, its units, its employees, the Inventors, or its consultants relating to the Licensed Field, Rutgers Patent Rights, Licensed Products, or this Agreement, including but not limited to all patent prosecution documents and all information received from Inventors.

     1.3    "Licensed Field" means the use for commercial phytoremediation.

     1.4 "Licensed Method" means any process, method, or use that is covered by Rutgers Patent Rights or whose use or practice would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any issued or pending claim within Rutgers Patent Rights.

     1.5 "Licensed Product(s)" means any material or product or kit, or any service, process, or procedure that (1) either is covered by Rutgers Patent Rights or whose manufacture, use, or sale would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any claim within Rutgers

Patent Rights or (2) is developed, made, sold, registered, or practiced using Licensed Method or which may be used to practice the Licensed Method, in whole or in part.

     1.6 "Net Sales" means the total of the gross consideration received for Licensed Products made, used, leased, transferred, sold or otherwise disposed of by Licensee, its Affiliates, and its sublicensees at arm-length prices, less the sum of the following actual and customary deductions (net of rebates or allowances of such deductions received by Licensee, its Affiliates and sublicensees) included on the invoice and actually paid: trade discounts; sales, excise or use taxes imposed upon particular sales; import/export, customs or duties or similar levies paid by Licensee; insurance; costs of packaging materials, boxes, cartons and crates required for shipping; returns; and shipping, transportation and delivery charges.

     A Licensed Product shall be deemed made, used, leased, transferred, sold, or otherwise disposed of at the time Licensee receives payment for such Licensed Product.

     1.7 "Proprietary and Confidential Information" means all confidential information or trade secrets owned and/or controlled by License (other than by license hereunder) relating to the development of phytoremediation technology or the Licensed Products, including, but not limited to, all information of Licensee in written, oral, graphic or tangible form relating to the design, manufacture, programming, operation, or service of the Licensed Products, including, but not limited to, any inventions, intellectual property, know-how, or trade secrets relating thereto, as such information exists as of the date hereof or is developed by Licensee during the term of this Agreement.

     1.8 "Research Agreement II" means Research Agreement I as further amended as of the effective Data.

     1.9 "Rutgers Patent Rights" means U.S. Patent Application Numbers 94-0809-1, 95-0315-1 and 95-0413-1, U.S. Patents resulting therefrom and foreign patents and patent applications corresponding thereto owned by Rutgers, including any reissues, extensions, substitutions, continuations (not including continuations-in-part) and divisions thereof an well as any additional patents and patent applications covered by Research Agreements I and II which are added by operation of the terms of Article 4 of this Agreement.

     1.10 "Territory" means all countries of the world in which Rutgers has Rutgers Patent Rights, subject to any exclusions provided in this Agreement.

                                     2.  GRANT

     2.1 Subject to the limitations set forth in this Agreement, Rutgers hereby grants to Licensee an exclusive license (terminable only pursuant to the express terms of this Agreement) under Rutgers Patent Rights in the Licensed Field to make, have made, use, and sell Licensed Products and to practice Licensed Method in the Territory during the term of this Agreement. It is mutually agreed that the preceding license includes the right to use and/or sell Licensed Product outside of the Territory which is developed and/or manufactured within the Territory. Licensee shall have the right to extend such license to its Affiliates, provided Licensee is the primary guarantor of all payment and other obligations hereunder of its Affiliates. The license for which a royalty has been paid under this Agreement includes the right of Licensee, its Affiliates or sublicensees to grant to the Purchaser thereof the right to use and/or resell such Licensed Product without payment of any other royalty hereunder.

     2.2 If the licensed invention(s) were funded by the U.S. Government, the license granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations.

     2.3 Rutgers is Permitted to use Rutgers Patent Rights, Licensed Products, Licensed Methods, and associated information and technology (i) in the Licensed Field for educational and research purposes and to publish the results thereof (ii) and outside the Licensed Field for any purpose.

                                  3.  SUBLICENSES

     3.1 Rutgers grants to Licensee the right to grant sublicenses to third parties under the license granted in Article 2. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to Rutgers (and, if applicable, to the United States Government) that are contained in this Agreement.

     3.2 Within thirty (30) days after execution thereof, Licensee shall provide Rutgers with a copy of each sublicense issued hereunder, and shall thereafter collect and, upon receipt of payment from any such sublicensee(s), guarantee payment of royalties due Rutgers from such sublicensees and summarize and deliver all reports due Rutgers from sublicensees.

     3.3 Upon termination of this Agreement for any reason, Rutgers, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to Rutgers. Upon determination by Rutgers that a sublicense shall be canceled, at the request of sublicensee and absent material reasons not to continue the sublicense during a transition period, Rutgers will provide the sublicensee the option to continue the sublicense under the terms of this Agreement for a phase out period not to exceed one (1) year.


              4.  INCORPORATION OF FUTURE RESEARCH AGREEMENT DISCOVERIES

INTO THIS AGREEMENT AND FIRST NEGOTIATION RIGHTS

     4.1 If Licensee exercises its Research Agreement option rights to patent and license any intellectual property rights discovered after the effective date of this Agreement under Research Agreement I or Research Agreement II, the subject patent rights shall automatically be added to the definition of Rutgers Patent Rights hereunder and shall be thereafter deemed to be part of this Agreement.

     4.2    (a)     Rutgers shall make a bonafide effort to give Licensee a
reasonable opportunity for a period not to exceed six (6) months to thereafter negotiate for a royalty bearing license to new licensable inventions in the Licensed Field owned by Rutgers which have been disclosed to Rutgers' Office of Corporate Liaison and Technology Transfer after the Effective Date of this Agreement, which have not been sponsored by Licensee or another commercial entity, and which are otherwise available for licensing to Licensee. Licensee must notify Rutgers of its desire to negotiate for license rights within three
(3) months of an applicable invention disclosure to Licensee hereunder in order to retain negotiating rights to such invention.

            (b) This paragraph is intended to include Licensee's right of review relating to all inventions under Rutgers Patent Rights resulting from non-Licensee research that is not sponsored by a commercial entity.


                             5.  EQUITIES AND ROYALTIES

     5.1 Within 30 days after the Effective Date, Licensee will issue to Rutgers, at no cost to Rutgers, One Hundred Thousand (100,000) shares of its Series A Convertible Preferred Stock. Licensee warrants and represents that when the stock is delivered to Rutgers (i) it shall be free from any claims, security interests or liens and (ii) that Licensee shall have full right and authority to issue and deliver the stock to Rutgers. Rutgers shall have no less rights in the stock than any other holders of Series A Convertible Preferred Stock.

     5.2 Except as otherwise required by law, Licensee shall pay to Rutgers a running royalty on sales by it, its Affiliates and its sublicensees of 2% of annual Net Sales of Licensed Products up to $250,000,000, 3.5% of annual Net Sales of Licensed Products greater than $250,000,000 and up to $500,000,000 and 5% of annual Net Sales of Licensed Products greater than $500,000,000 during the term of this Agreement. Sales among Licensee, its Affiliates and its sublicensees for ultimate third party use shall be disregarded for purposes of computing royalties. Royalties shall be payable only upon receipts from sales or transfers between unrelated third parties and shall be based on arms length consideration.

     5.3 Royalties Payable to Rutgers shall be paid to Rutgers quarterly on or before 35 days following the end of each calendar quarter. Each such payment will be for royalty payments received within Licensee's most recently completed calendar quarter.

     5.4 All amounts due Rutgers shall be payable in United States Dollars in New Brunswick, New Jersey. When Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States Dollars. The exchange rate will be the United States Dollar buying rate quoted in the Wall Street Journal on the last day of the reporting period.

     5.5 Licensee shall be responsible for any and all taxes, fees, or other charges, where such taxes, fees or other charges are imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country. Licensee shall also be responsible for all bank transfer charges.

     5.6 If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold and payment is received, Licensee shall pay royalties due to Rutgers from

Licensee's other sources of United States Dollars.

     5.7 In the event that any patent or any claim thereof included within the Rutgers Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort in any country and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision with respect to such country. Licensee shall not, however, be relieved from paying any royalties that accrued and were paid before such decision or that are based on another patent or claim not involved in such decision.

     5.8 Royalties will be paid one time only even if a Licensed Product is covered by more than one issued patent included in the Rutgers Patent Rights.

     5.9 Rutgers shall not be entitled to share in any equity investment in Licensee by a third party as part of a strategic alliance, nor is Rutgers entitled to any share in revenues received as part of a sponsored research and development agreement between Licensee and a third party.


                                   6.  DILIGENCE

     6.1 Licensee, upon execution of this Agreement, shall use its reasonable and diligent efforts to develop, test, obtain regulatory approval, manufacture, market and sell Licensed Products in all countries of the Territory and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

     6.2 Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations hereunder.

     6.3 Licensee shall use all reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.


                        7.   PROGRESS AND ROYALTY REPORTS

     7.1 Beginning September 1, 1997, and annually thereafter, Licensee shall submit to Rutgers a progress report covering Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product in each country of the Territory.

     7.2 The progress reports submitted under section 7.1, which may be presented as a two (2) page report prior to commercial introduction of Licensed Product, shall include sufficient information (taking into due consideration that a two (2) page report will contain significantly less detail) to enable Rutgers to reasonably determine Licensee's progress in fulfilling its obligations under Article 6, including, but not limited to, the following topics:

            -   summary of work completed

            - summary of work in progress, including product development and testing and progress in obtaining government approvals

            -   current schedule of anticipated events or milestones

            - summary of market plans for introduction of Licensed Products in countries of the Territory in which Licensed Products have not yet been introduced

            - summary of resources (dollar value) spent in the reporting period for research, development, and marketing of Licensed Products

            - summary of activities in obtaining sublicensees and activities of sublicensees

            -   the most recent certified financial statements


     7.3 Licensee shall have a continuing responsibility to keep Rutgers informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees.

     7.4 Licensee shall notify Rutgers of the date of first commercial sale of each Licensed Product in each country in the first report due after such commercial introduction.

     7.5 After the first commercial sale of a Licensed Product anywhere in the world, Licensee will make quarterly royalty reports to Rutgers on or before the date 30 days after each calendar quarter.

     7.6 Each such royalty report will show (a) the units and gross sales and Net Sales of each type of Licensed Product sold by Licensee on which royalties have not been paid, including a clear indication of how Net Sales were calculated; (b) the royalties, in U.S. dollars, payable hereunder with respect to such sales on which payment has been received; (c) the method used to calculate the royalty; and (d) the exchange rates used, if any; and (e) any other information reasonably requested by Rutgers.

     7.7 If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be made by Licensee.

                               8.  BOOKS AND RECORDS

     8.1 Licensee shall keep books and records in accordance with generally accepted accounting principles accurately showing all transactions and information relating to this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain and shall be open to inspection by representatives or agents of Rutgers at reasonable times upon reasonable notice, but not more often than once annually.

     8.2 The fees and expenses of Rutgers' representatives performing such an examination shall be borne by Rutgers. However, if an error in royalties of more than seven and one-half (7 1/2%) percent of the total royalties due for any year is discovered, or if as a result of the examination it is determined that Licensee is in material breach of its other obligations under this Agreement, then the fees and expenses of these representatives shall he borne by Licensee.

                             9.  TERM OF THE AGREEMENT

     9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from its Effective Date and shall remain in effect in each country of the Territory until the last day of the month of the expiration of the last-to-expire Rutgers Patent Rights licensed under this Agreement in such country.

     9.2 Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

              Article 8  Books and Records

              Article 11 Disposition of Licensed Products on Hand Upon
                         Termination

              Article 12 Use of Names, Trademarks and Confidential Data

              Article 17 Indemnification

              Article 22 Failure to Perform

              Article 27 Confidentiality


                                  10.  TERMINATION

     10.1 If either party should breach or fail to perform any provision of this Agreement, then the other party may give written notice of such default (Notice of Default) to the defaulting party. If the defaulting party should fail to cure such default within sixty (60) days of the effective date of such notice, the other party shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the defaulting party. If a Notice of Termination is sent to defaulting party, this Agreement shall terminate on the date five (5) days following the receipt of such notice (Effective Date of Termination). Termination shall not relieve either party of its obligation to pay all amounts due hereunder as of the Effective Date of Termination and shall not impair any accrued rights.

     10.2 The Agreement shall terminate in accordance with the procedures detailed in paragraph 10.1 hereof upon the filing by Licensee of a petition in bankruptcy or insolvency, or upon any adjudication that the Licensee is bankrupt or insolvent, or upon the filing by Licensee of any petition or answer seeking judicial reorganization, readjustment or arrangement of the business of Licensee under any law relating to bankruptcy or insolvency, or upon the appointment of a receiver for all or substantially all the property of Licensee, or upon the making of any assignment or attempted assignment for the benefit of the creditors.


               11.  DISPOSITION OF LICENSED PRODUCTS AND INFORMATION

                              ON HAND UPON TERMINATION

     11.1 Upon termination of this Agreement by either party (i) Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days after the effective date of termination, provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; (ii) Licensee shall promptly return, and shall cause its sublicensees to return, to Rutgers all property belonging to Rutgers, if any, that has been provided to Licensee or its Affiliates or sublicensees hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that Licensee may retain one copy of written material for record purposes only, provided such material is not used by Licensee for any other purpose and is not disclosed to others).

                           12.  USE OF NAMES AND TRADEMARKS

     12.1 Nothing contained in this Agreement shall be construed as granting any right to Licensee or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Rutgers or any of its units (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law or used in connection with a private or public offering of Licensee's stock or used in any of Licensee's business agreements, the use of the name, "Rutgers, The State University of New Jersey" or any campus or unit of Rutgers is expressly prohibited, and no use of such names may be made in any manner without Rutgers prior written consent.

                               13.  LIMITED WARRANTY

     13.1 Rutgers warrants to Licensee that it has the lawful right to grant this license.

     13.2 This license and the associated Rutgers Patent Rights are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. RUTGERS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY THIRD PARTY PATENT OR OTHER PROPRIETARY RIGHT.

     13.3 IN NO EVENT WILL RUTGERS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE, SALE, OR USE OF THE RUTGERS PATENT RIGHTS OR LICENSED PRODUCTS OR LICENSED METHODS OR RUTGERS DATA.

     13.4   Nothing in this Agreement shall be construed as:

            (13.4a) a warranty or representation by Rutgers regarding the
                    Rutgers Patent Rights other than the ownership interest of Rutgers therein; or

            (13.4b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other intellectual property of third parties; or

            (13.4c) an obligation to bring or prosecute actions or suits against third parties except as provided in Article 16;
                    or

            (13.4d) conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of Rutgers, other than Rutgers Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Rutgers Patent Rights; or

            (13.4e) an obligation to furnish any know-how or Data
                         not provided in Rutgers Patent Rights.


                      14.  PATENT PROSECUTION AND MAINTENANCE

     14.1 Rutgers shall diligently prosecute and maintain the United States patents comprising Rutgers Patent Rights using counsel of its choice, or at Licensee's option, an attorney selected by Licensee subject to Rutgers approval, which approval shall not be unreasonably withheld. Rutgers counsel shall take instructions only from Rutgers, provided that Rutgers will consult with Licensee prior to instructing counsel on any significant issues which have been raised by Licensee. Rutgers shall promptly provide Licensee with copies of all relevant documentation so that Licensee may be informed and apprised of the continuing prosecution and so that Licensee may provide input on such prosecution to assure that Licensee's interests are covered. Licensee agrees to keep this documentation confidential.

     14.2 Rutgers shall amend any patent application to include claims reasonably requested by Licensee to protect the Licensed Products contemplated to be sold under this Agreement and Rutgers shall not unreasonably withhold consent to any such request from License to amend any such patent application.

     14.3 All past, present, and future costs of preparing, filing, prosecuting, defending, and maintaining all United States patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents covered by Rutgers Patent Rights shall be borne by Licensee. Current and future costs shall be payable by Licensee within sixty (60) days of the billing date.

     14.4 Rutgers shall, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by Rutgers Patent Rights in foreign countries if available. Licensee consents to the filing of all PCT and foreign patent applications that have already been filed as of the Effective Date of this Agreement. Licensee shall notify Rutgers within a reasonable period of time before a bar date occurs of its decision of where it wishes to file for foreign patents so that Rutgers has a reasonable amount of time to prepare and make such filings. This notice shall be in writing and shall identify the countries desired.

     14.5 Licensee's obligation to underwrite and to pay patent costs shall continue for so long as this Agreement remains in effect, provided, however, that Licensee may terminate its obligations with respect to any given patent application or issued patent upon 3 months' written notice to Rutgers. Rutgers shall use reasonable efforts to curtail patent costs when such a notice is received from Licensee. Licensee shall promptly pay patent costs which cannot be so curtailed. Commencing on the effective date of such notice, Rutgers may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, and Licensee shall have no further right or licenses thereunder.

     14.6 Rutgers shall have the right to file patent applications at its own expense in any country or countries in which Licensee has not elected to secure patent rights or in which Licensee's patent license rights hereunder have terminated, and such applications and resultant issued patents shall not be subject to this Agreement and may be freely licensed by Rutgers to others.

     14.7 With respect to any Rutgers Patent Rights, each patent application, office action, response to office action, request for terminal disclaimer, request for reissue or reexamination of any patent issuing from such application shall be provided to Licensee by Rutgers, or at the direction of Rutgers by Rutger's patent counsel, sufficiently prior to the filing of such application response or request to allow for review and comments by Licensee.

                                15.  PATENT MARKING

     15.1 Licensee shall mark all Licensed Products made, used, sold or otherwise disposed of under the terms of this Agreement, and/or their containers, in accordance with the applicable patent marking laws.

                               16.  PATENT INFRINGEMENT

     16.1 In the event that Licensee shall learn of the substantial infringement of any patent licensed under this Agreement, Licensee shall call Rutgers attention thereto in writing and shall provide Rutgers with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Rutgers Patent Rights without first obtaining consent of the other party, which consent shall not be unreasonably withheld. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

     16.2 Licensee may request that Rutgers take legal action against the infringement of Rutgers Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to Licensee. if the infringing activity has not been abated within 90 days following the effective date of such request, Rutgers shall have the right to

            (16.2a) commence suit on its own account; or

            (16.2b) refuse to commence such suit;

and Rutgers shall give notice of its election in writing to Licensee by the end of the 100th day after receiving notice of such request from Licensee. If Rutgers commences suit on its own account, Licensee may thereafter join such suit at its own expense. If Rutgers refuses to commence suit, Licensee may thereafter bring suit for patent infringement if and only if Rutgers elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. However, if Licensee elects to bring suit in accordance with this paragraph, Rutgers may thereafter join such suit at its own expense.

     16.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that recoveries from legal actions brought jointly by Rutgers and Licensee shall be shared equally by them, after paying the reasonable legal expenses of both parties.

     16.4 Each Party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit. Each party may be represented by counsel of its choice.

     16.5 Rutgers will permit Licensee to bring suit in the name of Rutgers where required by law.

                         17.  INDEMNIFICATION AND INSURANCE

     17.1 Licensee shall indemnify, hold harmless and defend Rutgers, its governors, trustees, officers, employees, students, agents and the Inventors against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) resulting from or arising out of the exercise of this license or any sublicense. This indemnification shall include, but is not limited to, any and all claims alleging products liability.

     17.2 Licensee shall, throughout the term of this Agreement, at its sole cost and expense, insure its activities in connection with this Agreement and will maintain and keep in force the following types of insurance:

     (a) Comprehensive or Commercial General Liability with minimum limits as follows:

            (i) $1,000,000 combined single limit as respects premises and operations with an excess policy of $2,000,000 where required;

            (ii) From and after the first commercial sale of a Licensed Product, Licensee shall maintain appropriate levels of comprehensive or commercial general liability coverage, as agreed to by the parties, which shall include, but not be limited to, products/completed operations liability. In the determination of appropriate level of such insurance, the parties shall take into consideration the nature of the Licensed Product sold, the size of the market, the availability of insurance at commercially reasonable rates and the practices of comparable competitors of Licensee using similar technology. Licensee will notify Rutgers at least 120 days prior to first commercial sale of proposed coverages and documentation on explaining its rationale.
                    The parties will thereafter discuss and agree upon final coverages to be taken. Further, such appropriate levels of insurance are subject to periodic review by the parties.

     (b) Workers' Compensation and Employers Liability insurance, covering each employee of the Licensee engaged in the performance of the action required under the contract, with a limit of liability in accordance with applicable law, in the case of workers' compensation insurance, and with the following limits of liability in the case of employers' liability:

            Bodily injury by accident - $100,000 each accident;
            Bodily injury by disease - $500,000 policy limit;
            Bodily injury by disease - $100,000 each employee.


     (c) It is expressly understood and agreed, however, that the insurance coverage and limits stated in A and B above shall not in any way limit the liability of Licensee and that the required insurance shall be primary coverage. Any insurance Rutgers may purchase will be excess and noncontributory. Licensee's liability insurance will be endorsed to specifically name Rutgers as an additional insured.

     (d) Licensee shall furnish Rutgers with a certificate of insurance evidencing the coverage and limits required pursuant to A and B above. The liability certificate shall:

            (i) Provide for thirty (30) day advance written notice to Rutgers of cancellation or material alteration of the policy;

            (ii)    Indicate that Rutgers has been endorsed as an

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

                    additional insured under the coverages referred to above;

            (iii) Include a provision that the insurance will be primary and any valid and collectible insurance or program of self-insurance carried or maintained by Rutgers shall be excess and noncontributory.

     17.3 Rutgers shall promptly notify Licensee in writing of any claim or suit brought against Rutgers in respect of which Rutgers intends to invoke the provisions of Article 17. Licensee shall keep Rutgers informed on a current basis of its defense of any claims pursuant to Article 17.


                                    18.  NOTICES

     18.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

In the case of Licensee:      Phytotech, Inc.
                              One Deer Park Drive, Suite 1

                              Monmouth Junction, NJ 08852
                              Attn:  President

In the case of Rutgers:       Rutgers, The State University
                              of New Jersey
                              Office of Corporate Liaison &
                              Technology Transfer

                              P.O. Box 1179
                              ASB Annex II, Bevier Road
                              Busch Campus
                              Piscataway, NJ 08855-1179
                              Attn:  Director

                                 19.  ASSIGNABILITY

     29.1 This Agreement is binding upon and shall inure to the benefit of Rutgers and Licensee, and their successors and assigns. Any such successor or assignee shall expressly assume in writing the terms and conditions and obligations of this Agreement. This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that Licensee, without the consent of Rutgers, may assign this Agreement to an Affiliate, provided that Licensee is the primary guarantor of all Agreement payment and other obligations of the Affiliate related to an assignment of this Agreement to such Affiliate.

                                 20.  LATE PAYMENTS

     20.1 In the event any amounts due Rutgers hereunder, including but not limited to royalty payments, fees and patent costs reimbursements, are not received when due, Licensee shall pay to Rutgers interest charges at a rate of the greater of (i) 12 percent per annum or (ii) the highest rate permitted by law, if less than the rate referred to in (i) above. Such interest shall be calculated from the date payment was due until actually received by Rutgers.

                                     21.  WAIVER

     21.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                              22.  FAILURE TO PERFORM

     22.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                                23.  GOVERNING LAWS

     23.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

                      24.  PREFERENCE FOR UNITED STATES INDUSTRY

     24.1 If the U.S. Government sponsored an invention included in the Rutgers Patent rights in whole or in part, Licensee agrees that any Licensed Products sold in the United States embodying this invention or produced through the use thereof will be manufactured substantially in the United States.


                  25.  FOREIGN GOVERMENT APPROVAL OR REGISTRATION

     25.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.

                              26.  EXPORT CONTROL LAWS

     26.1 Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                                 27.  CONFIDENTIALITY

     27.1 Licensee shall safeguard and keep confidential Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, and shall not disclose or permit the disclosure of Data to others (except to its employees, agents or consultants who are bound to Licensee and Rutgers by a like obligation of confidentiality) without the express written permission of Rutgers, except that Licensee shall not be prevented from using or disclosing any Data:

            (27.1a) which Licensee can demonstrate by written records was previously known to it; or

            (27.1b) which is now, or becomes in the future, information generally available to the public in the form supplied, other than through acts or omissions of Licensee; or

            (27.1c) which is lawfully obtained by Licensee from sources independent of Rutgers who were entitled to provide such information to Licensee.

     27.2 Rutgers shall safeguard and keep confidential Proprietary and/or Confidential Information relating to Licensed Products which is owned or controlled by Licensee and disclosed to Rutgers hereunder in writing or if oral, if confirmed in writing within a reasonable time after disclosure. Rutgers shall use the same degree of care in safeguarding the information as it exercises with its own information of a similar nature, and shall not disclose or permit the disclosure of such information to others (except to its employees, agents or consultants who are bound to Licensee and Rutgers by a like obligation of confidentiality) without the express written permission of Licensee, except that Rutgers shall not be prevented from using or disclosing any such information:

            (27.2a) which Rutgers can demonstrate by written records was previously known to it; or

            (27.2b) which is now, or becomes in the future, information generally available to the public in the form supplied, other than through acts or omissions of Rutgers; or

            (27.2c) which is lawfully obtained by Rutgers from sources independent of Licensee who were entitled to provide such information to Rutgers.

The obligations of the parties under this Article 27 shall remain in effect during the term of this Agreement and for 5 years from the date of termination or expiration of this Agreement.

                                  28.  MISCELLANEOUS

     28.1 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     28.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the Effective Date.

     28.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

     28.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter thereof.

     28.5 In the case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

     IN WITNESS WHEREOF, both Rutgers and Licensee have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year hereinafter written.


Phytotech Inc.                            Rutgers, The State University
                                               of New Jersey


By /s/ Burt D. Ensley                     By  /s/ William T. Adams
   ----------------------------              ------------------------------
         (Signature)                                (Signature)


Name   Burt D. Ensley                     Name   William T. Adams
     --------------------------
         (Please Print)

Title       CEO                           Director
     --------------------------           Office of Corporate Liaison
                                          and Technology Transfer


Date          9/9/97                      Date      9/8/97
      -------------------------                ----------------------------

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